Exhibit 99.1

BioDelivery Sciences Initiates Confirmatory Pharmacokinetic Study of

BEMA Buprenorphine/Naloxone Compared to Suboxone

Positive data would allow for initiation of pivotal bioequivalence study in January

BEMA Buprenorphine/Naloxone provides BDSI with a potential entry into billion dollar opioid dependence market

RALEIGH, N.C., November 10, 2011 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced that it has initiated a confirmatory pharmacokinetic study of a formulation of buprenorphine and naloxone utilizing BDSI’s patented BioErodible MucoAdhesive (BEMA) drug delivery technology.

The study, BNX-102, will be used to select the final doses of BEMA Buprenorphine/Naloxone to be used in the pivotal bioequivalence study compared to Suboxone which is anticipated to start in January of 2012.

BEMA Buprenorphine/Naloxone is being developed for the treatment of opioid dependence and contains the same drug components as Suboxone but will utilize BDSI’s proven BEMA technology to efficiently and conveniently deliver buprenorphine. Currently, Suboxone generates sales in the U.S. in excess of $1 billion annually and is the only marketed formulation of buprenorphine/naloxone.

Results of BNX-101, an earlier pharmacokinetic study reported in September of this year, demonstrated the ability of the BEMA formulation to meet the key pharmacokinetic goal of delivering plasma concentrations of buprenorphine in the range needed to treat opioid dependence, while minimizing the exposure of naloxone, an abuse deterrent component. Formulation modifications were made for commercial scale manufacturing purposes and to help ensure the selection of a formulation providing the greatest likelihood of demonstrating bioequivalence compared to Suboxone.

Assuming a positive outcome of BNX-102, and factoring in the potential need to discuss findings or further plans with the U.S. Food and Drug Administration, the pivotal bioequivalence study (BNX-103) required for a New Drug Application (NDA) is targeted to begin in January 2012 with results expected in March.

“We have taken an approach we believe provides the highest chance for optimizing this formulation,” said Dr. Andrew Finn, Executive Vice President of Product Development at BDSI. “This confirmatory pharmacokinetic study will provide us with data in December that will be instrumental in helping to ensure that the best possible formulation and doses are used in the pivotal bioequivalence study.”

“We believe we are on course to become one of the first products to compete with Suboxone, a product with sales in excess of a billion dollars annually and currently without competition,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We believe our BEMA delivery technology can address the challenges that have been encountered by other potential competitors to Suboxone up to this point. The results from this study should confirm that we are on target to meet this goal.”

A positive outcome of BNX-103 will show that BEMA Buprenorphine/Naloxone is bioequivalent to Suboxone, and at that point, an open-label safety study in opioid dependent patients will be conducted. How quickly full enrollment in this safety study is achieved, as well as study results, will dictate the timing of an NDA submission, which is currently targeted for late 2012 or early 2013.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation for the treatment of opioid dependence. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the timing for and results of non-clinical and clinical trials of BEMA Buprenorphine/Naloxone and regulatory review of the same) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com